Exhibit 10.1

Supply Contract

between

The Coretec Group Inc.

6804 South Canton Avenue, Suite 150, Tulsa, OK 74136

U.S.A.

- "Customer" -

and

Evonik Resource Efficiency GmbH

Rodenbacher Chaussee 4, 63457 Hanau

Germany

- "Evonik" -

- Customer and Evonik individually referred to as "Party" and collectively as "Parties" -

Preamble

Customer is a developer of technology-based solutions for application within a number of global markets, including energy storage, solid state lighting, printable electronics, microelectronics, solar energy, and 3D imaging within the medical and cyber security markets, and

Evonik is a leading manufacturer of specialty chemicals such as functional silanes, and

Customer has a need for the Products (as defined herein) and Evonik is willing to supply the Products to Customer.

Therefore, in this supply contract, Customer and Evonik wish to set out the terms and conditions that shall apply to each individual purchase.

Section 1     Subject Matter; Applicable Terms

(1)	The subject matter of this supply contract is the sale and delivery of the products as set forth in in Annex 1 ("Product(s)") by Evonik to Customer.

(2)

Any individual sale and purchase transaction for the sale and delivery of Products shall be exclusively governed by the terms of this supply contract including the Annexes, the general conditions of sale and delivery as set forth in Annex 2 and the applicable law; in case of a conflict between the GTC and the terms of this supply contract including the other Annexes, the latter shall prevail.

Section 2     Product Quality and Safety; Handling of the Products; Trade Restrictions

(1)

Upon delivery, the Product shall comply with the specifications as set out in Annex 1. Such specifications are the final and exclusive description of the quality and all the properties of the Products.

(2)

Customer shall observe the instructions regarding the technical handling of the Products including but not limited to Evonik's Responsible Care regulations to be found at Evonik's website and the safety data sheet of the Product as attached in Annex 3 ("Safety Data Sheet"). Customer is responsible for handling the Product with due care and shall ensure that the handling, transport, storing, sale and distribution (if applicable), disposal (if applicable) of the Products ("Handling of the Products") by the relevant Service Provider (as defined below) shall comply with all applicable laws and regulations.

(3)

Customer shall furthermore ensure that the Products are sold together with all accompanying documents necessary and required under the law applicable in the territory where the Products are sold. This includes but is not limited to all data which must be made available to the customers with regard to product safety and product liability, in particular but not limited to the Safety Data Sheet.

(4)

The Customer shall furthermore ensure that its customers are capable of Handling the Products and Handling of the Cylinders per the Safety Data Sheet and that its customers accept all liability for handling the Products and the Cylinders safely upon and during their possession and return the Cylinders back to the Customer undamaged in any way. For the avoidance of doubt, nothing contained herein shall affect Customer's responsibility vis- a-vis Evonik for proper and safe Handling of the Product and Handling of the Cylinders.

(5)

The Customer shall not use, sell or otherwise dispose of any of the Products (i) for the development or production of biological, chemical or nuclear weapons, (ii) for the unlawful manufacture of drugs, (iii) in violation of embargoes, (iv) in violation of any legal registration or notification requirement, or without having obtained all relevant approvals required under applicable laws and regulations.

Section 3     Product Quantity; Packaging; Handling of the Cylinders

(1)

The Products will be delivered in cylinders (bubblers) with a capacity of 50g each ("Cylinders"). The Cylinders are and shall remain the property of Evonik. Customer may use the Cylinders only for the purpose of unloading, storage and transport of Products and may only store the Cylinders at qualified sites in Ann Arbor, Ml or Southeast Ml. Customer shall handle the Cylinders with due care.

(2)

Promptly after the entire consumption of the Products stored therein, Customer shall engage a Service Provider (as defined below) to prepare the Cylinders for the return to Evonik including but not limited to the emptying, cleaning, storing and transport of the Cylinders in compliance with all applicable laws and regulations ("Handling of the Cylinders"). Before return to Evonik, Customer shall certify to Evonik that the Cylinder are properly emptied and cleaned and shall ensure that the relevant Service Provider confirms proper Handling of the Cylinders by executing and submitting a cleaning and inspection protocol substantially in the form as set out in Annex 4 to Evonik. Customer shall through the relevant Service Provider deliver the Containers empty and in good condition DDP (lncoterms 2020) to the Evonik site in Germany as designated by Evonik as soon as possible without undue delay but at the latest within twelve (12) months after delivery pursuant to Section 4. Customer may not retain (and waives any right to retain) any Container for whatever reason.

(3)	If a Cylinder is lost or gets substantially damaged, Customer shall pay USO 3,000 per Cylinder to Evonik as damage payment. Other potential legal claims shall not be affected.

Section 4     Service Providers for Handling of Products and Cylinders

(1)

Due to the specific qualities of the Products and the associated risks, Customer shall engage one or several reputable and certified service providers as defined in Annex 5 ("Service Provider(s)") to carry out the Handling of the Products, including but not limited to the storage, transport to the end customers of Customer and the disposal of any Products left over in the Cylinders upon return by the end customers, as well as the Handling of the Cylinders.

(2)

Upon request by Evonik, Customer shall provide proof of the engagement of the relevant Service Providers. Furthermore, Customer shall ensure that the relevant Service Provider provides Evonik with written and detailed confirmation of proper Handling of the Products and/or the Cylinders to the extent set out herein or otherwise upon Evonik's request, in particular but not limited to the Service Provider certifying that they are qualified to transport the Products and the Cylinders starting from Evonik's site (EXW) and store the Products and the Cylinders in certified storage facilities, in each case per the Safety Data Sheet and all applicable laws and regulations.

(3)

Evonik shall be entitled upon its sole discretion to directly contact the relevant Service Provider in order to inspect proper Handling of the Products and/or Cylinders, however, it remains the sole responsibility of Customer to monitor and ensure proper Handling of the Products and the Cylinders by the relevant Service Provider.

(4)

The Customer's failure to comply with the obligations set forth above in Sections 2 to 4 shall entitle Evonik to terminate this Agreement for good cause with immediate effect. Evonik's right to terminate shall be without prejudice to any other right or remedy of Evonik in respect of the breach. The Customer shall indemnify Evonik against, and hold it harmless from, any claims, damages, costs, expenses, liabilities, loss, claims or proceedings whatsoever arising out of, or in connection with, any breach by the Customer of its obligations set forth in Sections 2 to 4.

Section 5     Process and Terms of Ordering; Delivery Terms

(1)

Customer shall issue purchase orders in writing, specifying the Product quantity and the place of delivery with a lead-time of six (6) months, unless otherwise as set out in Annex 1, prior to the desired delivery date. Customer's purchase orders will become binding as soon as Evonik confirms such orders in writing. If applicable, Customer's purchase orders shall be spread as evenly as possible over each calendar year.

(2)	Risk to the Products shall pass in accordance with the delivery terms (lncoterms 2020) agreed in Annex 1.

(3)

Section 13 of the GTC shall apply, however, the time to submit any claims for defects and delivery shortfalls shall start as of delivery of the Products to the end customer of the Customer, or, in the case of latent defects, as of the time the end customer discovers or should have discovered it through reasonable inspection. Customer shall prove to Evonik the date of such delivery and timely investigation, if requested by Evonik.

Section 6     Prices and Payment Terms

(1)	The prices for the Products are set forth in Annex 1. All prices shall be exclusive of the current value added tax (VAT). Evonik shall invoice VAT separately, if applicable.

(2)	Customer shall pay invoices according to the payment terms set forth in Annex 1. Customer shall make payments to a bank account indicated on the invoice.

(3)	Payment shall be deemed made upon the unconditional receipt of payment into the bank account of Evonik as indicated in the relevant invoice.

Section 7     Confidentiality

Any technical information or business information discussed with the other Party or disclosed in writing or orally under and with respect to this Agreement shall be treated as information exchanged under and thus to be treated pursuant to the terms of the Mutual Secrecy and Evaluation Agreement entered into by the Parties and effective as of 4 December 2019.

Section 8     Term

(1)

This supply contract shall retroactively enter into force on 1 April 2020 and shall be valid until 31 March 2021. Either Evonik or the Customer may terminate this supply contract by giving not less than three months' notice of termination in written form.

(2)

Either Evonik or the Customer may terminate this supply contract for good cause by giving notice in written form, in particular, in the event (i) that the other party commits a material breach of this supply contract and fails to remedy such within sixty (60) days after the date of notice in written form from the non-breaching party setting out the nature of the breach and demanding that the same be remedied, (ii) of an application for insolvency in relation to the assets of the other party, commencement of insolvency proceedings in relation to the assets of the other party, or the refusal of such for lack of remaining assets.

(3)	Neither expiration nor termination of this supply contract shall release any Party from any outstanding obligations incurred by it prior to any such expiration or termination.

Section 9     Entirety/ Severability / Written form

(1)

This Supply Contract contains the complete understanding between the Parties with regard to the subject matter herein. No oral supplements have been made to this Supply Contract. Any amendments to the Supply Contract shall be made in writing and signed by each Party.

(2)

Should a provision or any part of a provision be or become void, illegal or unenforceable, the validity of the remaining provisions shall in no way be affected. In such case the Parties shall negotiate in good faith a substitute provision being commercially equivalent to the void and/or illegal and/or unenforceable provision or provisions.

[Signature page following]

____________ _________________	____________ _________________
Place Date	Place Date

The Coretec Group Inc.	Evonik Resource Efficiency GmbH

_________________________	____________________ ____________________
Michael Kraft Chief Executive Officer	[Name] [Name] [Title] [Title]

Annex 1:	Products, Specifications, Prices and Delivery and Payment Terms
Annex 2:	General Terms and Conditions
Annex 3:	Safety Data Sheet
Annex 4:	Cleaning and Inspection Protocol
Annex 5:	Service Providers